Exhibit 10.1

EXECUTION COPY

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

ASSET PURCHASE AGREEMENT

between

H2-PHARMA, llc

AND

ANI PHARMACEUTICALS, INC.

DATED AS OF JANUARY 28, 2016

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

TABLE OF CONTENTS (cont’d)

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

TABLE OF CONTENTS (cont’d)

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

SCHEDULES OTHER THAN DISCLOSURE SCHEDULES

1.1(a)	Knowledge of Purchaser and Sellers
1.1(b)	Products
1.1(c)	Required Third Party Consents
2.1(a)	Assumed Contracts
6.4(f)	Fee Payable

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into as of the 28th day of January 2016, by and between H2-Pharma, LLC, a Florida limited liability company (“Seller”) and ANI Pharmaceuticals, Inc., a corporation organized under the laws of Delaware (“Purchaser”).

RECITALS

WHEREAS, Seller licenses the rights to market, sell and distribute the Products in the Territory (the “Business”);

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1    Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

"2016 Seller Royalty" shall have the meaning set forth in Section 3.1(b)(vii).

"Additional Payment" shall have the meaning set forth in Section 6.4(g).

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.

“Agreement” means this Asset Purchase Agreement.

“AG Agreement” means the Authorized Generic Distribution Agreement dated March 14, 2014, between Kowa and Seller.

“Ancillary Agreements” means, collectively the Bill of Sale, assignments of Assumed Contracts, Intellectual Property assignments, assumption agreements, or other instruments evidencing the assumption by Purchaser of the Assumed Liabilities, the [***] Amendment and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed by Purchaser or Seller in connection with the transactions contemplated hereby.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

“Assumed Contracts” shall have the meaning set forth in Section 2.1(a).

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.2(b).

“Business” shall have the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are authorized or obligated by applicable law or executive order to close.

“Cap” shall have the meaning set forth in Section 8.6(c).

“Closing” means the closing of the transactions contemplated by this Agreement pursuant to the terms of this Agreement.

“Closing Date” shall have the meaning set forth in Section 3.1(a).

"Closing Royalty Report" shall have the meaning set forth in Section 3.1(b)(vii).

"CMS" shall have the meaning set forth in Section 6.2.

“Code” means the Internal Revenue Code of 1986, as amended, from time to time.

"Competing Business" shall have the meaning set forth in Article VII.

“Confidential Information” shall have the same meaning as is given to "Transaction Material" in Section 1 of the Confidentiality Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement between Seller and Purchaser, dated November 5, 2015, as amended or supplemented from time to time.

“Contract” means any binding contract, agreement, lease, license or commitment.

"[***] Amendment" means a Product Supply Agreement Addendum, entered into as of January 26, 2016, by and between [***], the Seller and the Purchaser, in form and substance acceptable to Purchaser.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Contracts” means all Contracts that are not Assumed Contracts.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

“Exploitation” (including, with correlative meanings, the terms “Exploit” and “Exploited”) means commercializing, labeling, packaging, marketing, promoting, selling, distributing and/or transporting.

“FDA Act” means the Food, Drug and Cosmetics Act of 1938, as amended, supplemented or replaced.

"Final Q2 Sales" shall have the meaning set forth in Section 6.4(i)(iv).

“Fundamental Representations” shall have the meaning set forth in Section 8.5.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any supranational, national, federal, state or local judicial, legislative, executive or regulatory authority.

“Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals pertaining to the Products under the applicable Laws of any Governmental Authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnity Notice” shall have the meaning set forth in Section 8.3.

“Indemnified Party” shall have the meaning set forth in Section 8.3.

“Indemnifying Party” shall have the meaning set forth in Section 8.3.

“Indemnity Threshold” shall have the meaning set forth in Section 8.6(b).

“Independent Accountant” shall have the meaning set forth in Section 2.5(c).

“Intellectual Property” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention to the extent related to the Products: (1) all patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures (“Patent Rights”), if any; (2) all trade secrets and other proprietary information which derives independent economic value from not being generally known to the public (collectively, “Trade Secrets”); and (3) all copyrights, copyrights registrations and applications therefor (“Copyrights”).

“Inventories” means all inventory of the Products owned by Seller on the Closing Date.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

“Knowledge of Seller” means the actual knowledge any of the individuals listed on Schedule 1.1(a)(ii) has or would have following reasonable inquiry into the subject matter in the course of performing each of their respective duties.

“Kowa” means Kowa Pharmaceuticals America, Inc., a Delaware corporation.

"Kowa Royalty" means the amounts described in Section 5.1 of the AG Agreement that are payable in respect of the sale of Products by Seller, with respect to the period prior to Closing and Purchaser, with respect to the period following Closing.

“Laws” means any federal, state, foreign or local law, common law, statute, ordinance, rule, regulation, code or Governmental Order.

“Liabilities” means any and all Losses, debts, liabilities and obligations, whether accrued or unaccrued, fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including any liability for Taxes and including all costs and expenses relating thereto.

“Licensed Intellectual Property” shall have the meaning set forth in Section 4.9(b)(i).

“Liens” means any lien, security interest, mortgage, pledge, assessment, hypothecation, easement, title retention clause, title defect, right of first refusal, charge or similar encumbrance.

“Loss” or “Losses” means any liabilities, losses, damages, fines, penalties, amount paid in settlement or other outlay of cash, or other non-cash consideration, whether resulting from a judgment, a settlement or an award, including those arising out of any Proceeding, Law or Contract, including the Taxes, costs and expenses (including reasonable fees and expenses of counsel, consultants, experts, and other professional fees) associated therewith.

“NDC Number” means the unique 10-digit, 3-segment number assigned by the U.S. Food & Drug Administration to each human drug processed for commercial distribution, which number is published in the NDC Directory pursuant to Section 510 of the FDA Act.

“NonFAMP Eligible Transactions” means those transactions relating to a Product that are used to calculate the Non-Federal Average Manufacturer Price as defined by Veteran’s Health Care Act of 1992.

“Owned Intellectual Property” has the meaning set forth in Section 4.9(a).

“Party” means each of Purchaser and each Seller.

“Permitted Encumbrances” means (i) Liens approved in writing by Purchaser; (ii) statutory Liens arising by operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent; (iii) Liens for Taxes not yet subject to penalties for nonpayment; (iv) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like Liens and security obligations that are not delinquent; (v) Liens that will be released and, as appropriate, removed of record, at or prior to the Closing Date in accordance with the terms of this Agreement; (vi) Liens arising in connection with any consignment arrangement entered into in the ordinary course of business; and (vii) Liens arising in connection with the transactions contemplated by this Agreement.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

“Person” means an individual, a limited liability company, joint venture, a corporation, a partnership, an association, a trust, a division or operating group of any of the foregoing or any other entity or organization.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

"Pre-Closing Royalty" means the Kowa Royalty payable under the AG Agreement with respect to all periods prior to January 1, 2016.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Proceeding” means any claim, action, arbitration, mediation, hearing, proceeding, suit, warning letter, or notice of violation.

“Product Registrations” means all Governmental Authorizations (including NDAs, ANDAs and INDs) and comparable regulatory filings granted or applications therefor that are pending with, any Governmental Authority required to manufacture, commercialize, develop, package, label, store, use, market, import, export, distribute and/or sell any of the Products.

“Products” means the products listed on Schedule 1.1(b) hereto.

“Purchased Assets” shall have the meaning set forth in Section 2.1, it being understood that the Purchased Assets do not include the Excluded Assets.

“Purchased Documents” means all books, records, files and papers, whether in hard copy or computer format, to the extent related to the Products (including with respect to research and development, medical safety or regulatory affairs), including (i) all documents, if any, relating to the calculation of baseline AMP (but excluding any proprietary methodology documents created by Seller or any of its Affiliates with respect to the calculation of baseline AMP), (ii) an electronic version of each Product’s Medical Information Inquiry Database, (iii) any and all regulatory files (including correspondence with regulatory authorities) owned by or in the possession or control of Seller or any of its Subsidiaries to the extent relating to the Purchased Assets or the operation of the Business (including safety and adverse event data) and (iv) copies of all books, records, files and papers, whether in hard copy or computer format, to the extent related to nonFAMP-Eligible Transactions from March 1, 2014 through the end of the Transition Period.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

“Purchased Intellectual Property” means the Seller’s rights to the Owned Intellectual Property and the Licensed Intellectual Property.

“Purchase Price” shall have the meaning set forth in Section 2.5(a).

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Purchaser Disclosure Schedules” shall have the meaning set forth in Article V.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.1.

"Q1 Estimated Report" shall have the meaning set forth in Section 6.4(i)(i).

"Q1 Final Report" shall have the meaning set forth in Section 6.4(i)(ii).

"Q2 Estimated Report" shall have the meaning set forth in Section 6.4(o)(iii).

"Q2 Final Report" shall have the meaning set forth in Section 6.4(i)(iv).

“Representatives” means, with respect to any Person, the directors, managers, employees, independent contractors, agents or consultants of such Person.

“Required Third Party Consents” means the consents and approvals set forth on Schedule 1.1(e).

“Retained Liabilities” shall have the meaning set forth in Section 2.4.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Disclosure Schedules” shall have the meaning set forth in Article IV.

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.2.

"September Report" shall have the meaning set forth in Section 6.4(i)(v).

"Shipped Products" shall have the meaning set forth in Section 2.4(b).

"Subsidiary" means, with respect to any Person, any entity a majority of the capital stock or other voting equity interests of which is owned by such Person, or one or more of such Person's Subsidiaries or which is controlled by such Person or one or more of its Subsidiaries.

“Tax” or “Taxes” means all taxes, levies or other assessments, including income, excise, property, sales or use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Taxing Authority, and including any interest, penalties and additions attributable thereto.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

“Tax Return” or “Tax Returns” means any return, report, declaration, information return, statement or other document filed or required to be filed with any Taxing Authority, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Taxing Authority” means any Governmental Authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

“Territory” means the United States and its territories and possessions.

“Third Party Claim” shall have the meaning set forth in Section 8.4(a).

“Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, value added, conveyance, documentary transfer, stamp, recording, registration or other similar Tax (including any notarial fee) imposed in connection with, or otherwise relating to, the transactions contemplated by this Agreement or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement.

“Transition Period” shall have the meaning set forth in Section 6.4(e).

"Transition Period Report" shall have the meaning set forth in Section 6.4(g).

"WAC" means, with respect to the 50 mg Product, $[***] and with respect to the 150 mg Product, $[***], in each case per bottle of ninety (90) capsules.

Section 1.2     Other Definitional and Interpretive Provisions     (a)    The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)          The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)          The terms “dollars” and “$” shall mean United States of America dollars.

(d)          The term “including” (and with correlative meaning “include”) shall mean “including, without limitation.”

(e)          Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity.

(f)          Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended, modified or supplemented and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(g)          When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, an Exhibit to or a Schedule to, this Agreement unless otherwise indicated.

(h)          The Parties acknowledge that: (i) this Agreement is the result of negotiations between the Parties and shall not be deemed or construed as having been drafted by any one Party; (ii) each Party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any exhibits and disclosure schedules attached hereto) and have contributed to its revision; (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iv) the terms and provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which party was generally responsible for the preparation of this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1    Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, free and clear of all Liens, other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under those assets described in the following clauses (a) through (e) (collectively, the “Purchased Assets”):

(a)          all the Contracts relating to the Products set forth on Schedule 2.1(a), including with respect to the Licensed Intellectual Property (the “Assumed Contracts”);

(b)          all customer lists for each Product and research data to the extent related to the Products and in the possession of Seller;

(c)          all Inventories other than the Inventory bearing Seller’s NDC Number, if any, and all packaging materials, active pharmaceutical ingredients, work-in-process or finished good to the extent used or held for use by or for the benefit of Seller for the operation of the Business, as currently conducted;

(d)          all the Purchased Documents; and

(e)          all of Seller's causes of actions, claims, credits, demands or rights of set-off against third parties to the extent related to the Business and/or the Purchased Assets, including any claims that may arise under Assumed Contracts.

Section 2.2     Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and the Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” means all assets, properties, interests and rights of Seller other than the Purchased Assets, including each of the following assets:

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(a)          all cash, cash equivalents, bank deposits or similar cash items and accounts receivable of Seller;

(b)          all books and records of Seller other than the Purchased Documents; provided, however, that Purchaser shall have the right to make copies of any portions of any such retained books and records that relate to any of the Purchased Assets;

(c)          all rights of Seller to any other Intellectual Property, other than Intellectual Property included in the Purchased Assets;

(d)          all insurance policies or rights to proceeds thereof relating to the Purchased Assets or Products;

(e)          all rights, claims or causes of action of Seller against third parties in connection with the Purchased Assets or Products arising out of events occurring on or prior to the Closing Date;

(f)          all Tax Returns and financial statements of Seller and all records (including working papers) related thereto;

(g)          all refunds for Taxes relating to the Purchased Assets with respect to a Pre-Closing Tax Period;

(h)          all of Seller’s rights in respect of real property, including leasehold interests;

(i)          the membership interests in Seller, and Seller’s minute book and corporate records;

(j)          all rights that accrue to Seller under this Agreement and the Ancillary Agreements;

(k)          all of Seller’s causes of action, claims, credits, demands or rights of set-off against third parties, to the extent related to any Excluded Asset or Retained Liabilities;

(l)          all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor (“URLs”);

(m)          all trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); and

(n)          those assets described on Schedule 2.2(n).

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 2.3     Assumption of Liabilities.

(a)          Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume and to satisfy and discharge when due only those Liabilities of Seller (other than the Retained Liabilities), specifically set forth below (all of such Liabilities and other than the Retained Liabilities being herein collectively referred to as the “Assumed Liabilities”):

(i)          all Liabilities arising from the Exploitation of any Products, including Liabilities for returns, rebates and chargebacks related to any of the Products bearing Purchaser’s NDC Number;

(ii)         Liabilities to fulfill certain purchase orders, as and to the extent provided in Section 6.4(k); and

(iii)        all Liabilities under Assumed Contracts relating to the period following the Closing Date, other than any Liabilities directly arising out of, or resulting from, a breach of any such Assumed Contract by Seller prior to the Closing Date.

Section 2.4    Retained Liabilities. Notwithstanding any provision in this Agreement, Seller shall retain and be responsible only for the following Liabilities (the “Retained Liabilities”):

(a)          all Liabilities of Seller related to the Excluded Assets;

(b)          all Liabilities arising out of or relating to (i) the return of any Product bearing Seller’s NDC Number (including the Inventories) shipped by Seller to a third party prior to the end of the Transition Period (“Shipped Products”) or (ii) rebates or chargebacks related to any Shipped Products;

(c)          all Liabilities of Seller in respect of any Proceeding (whether class, individual or otherwise in nature, in law or in equity) commenced or asserted prior to the Closing, whether related to the Purchased Assets or the Excluded Assets;

(d)          all Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to any Person or property that resulted from the use or misuse of the Products or otherwise related to the Products, including the Inventories (including any Proceeding relating to any such Liabilities) shipped or sold by or on behalf of Seller before the end of the Transition Period or otherwise bearing Seller's NDC Number;

(e)          all Liabilities of Seller to its suppliers for materials and services relating to the manufacture of finished goods Inventory that were delivered or provided to Seller prior to Closing;

(f)          the Pre-Closing Royalty;

(g)          any Liability arising out of any Permitted Encumbrance of the type set forth in clauses (iii) or (iv) of the definition thereof;

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(h)          any Liability under Seller’s employee benefits or compensation arrangements; and

(i)          all Liabilities of Seller for Taxes relating to the Purchased Assets or the Products other than as provided in Section 9.7.

Section 2.5     Purchase Price.

(a)          On the terms and subject to the conditions set forth herein, in consideration of the sale and transfer of the Purchased Assets:

(i)          at the Closing, Purchaser (A) shall assume the Assumed Liabilities and (B) pay an amount in cash equal to the sum of:

(1)         Ten Million Dollars ($10,000,000); plus

(2)         $20,000 as reimbursement for the $20,000 prepayment of the purchase order identified in Schedule 2.1(a); minus

(3)         the Kowa Royalty set forth in the Closing Royalty Report; and

(ii)         no later than ten (10) days following Seller's delivery of the Transition Period Report to Purchaser, Purchaser shall pay the Additional Payment described in Section 6.4(i)

(the amount set forth in clauses (i) and (ii) together being, the “Purchase Price”), which in the case of the amounts described in clause (i)(B) and clause (ii), shall be paid to the Seller in immediately available funds by wire transfer to the account(s) specified in written instructions given by the Seller to Purchaser on or prior to the Closing Date.

(b)          The Parties to this Agreement agree that the allocation of the Purchase Price shall be proposed by Purchaser prior to or within ninety (90) days following the Closing. Purchaser shall deliver to Seller a copy of such allocation (which in the case of the covenant contained in Article VII shall be a nominal amount) promptly after Seller’s determination of the proposed allocation, and Seller shall have the right to review and raise any objections in writing to the proposed allocation during the ten (10) day period after Purchaser’s receipt thereof. If Seller does not notify Purchaser of a disagreement with the proposed allocation during such ten (10) day period, the proposed allocation shall become final. If Seller disagrees with respect to any item in the allocation, the Parties shall negotiate in good faith to resolve the dispute. If the Parties are unable to agree on the allocation within thirty (30) days after the commencement of such good faith negotiations (or such longer period as Seller and Purchaser may mutually agree in writing), then the parties shall refer such dispute to an independent internationally recognized accounting firm (“Independent Accountant”) at that time to review the allocation, and make a determination as to the resolution of such allocation. The determination of the Independent Accountant regarding the allocation shall be delivered as soon as practicable following engagement of the Independent Accountant, but in no event more than sixty (60) days thereafter, and shall be final, conclusive and binding upon Seller and Purchaser, and Sellers shall revise the allocation accordingly. Seller, on the one hand, and Purchaser on the other hand, shall each pay one-half of the cost of the Independent Accountant. The finalized allocation shall be binding on Seller and Purchaser for all Tax reporting purposes and Seller and Purchaser agree to refrain from taking any position inconsistent therewith unless required by applicable Law or a final determination of a Taxing Authority.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 2.6    Wrong Pocket Assets. If at any time or from time to time after the Closing Date, Seller or any of its Affiliates, on the one hand, or Purchaser or any of its Affiliates, on the other, shall receive or otherwise possess any asset (including cash) that should belong to Purchaser, on the one hand, or Seller, on the other, pursuant to this Agreement, such Person shall promptly transfer, or cause to be transferred, such asset to the Person so entitled thereto. Prior to any such transfer in accordance with this Section 2.6, the Person receiving or possessing such asset shall hold such asset in trust for such other Person. In furtherance thereof, Purchaser and Seller hereby agree to reimburse one another, U.S. dollar for dollar, in the event that (i) any of Seller’s or Purchaser’s customers, or their respective Affiliates’ customers, offset against accounts payable by such customer to Seller or Purchaser or their respective Affiliates, the cost of any Product returned by such customer, or (ii) Seller or Purchaser or any of their respective Affiliates are required to issue a credit for the account of, or reimburse, any customer for returns, in each case which are the responsibility of the other Party hereto pursuant to Section 2.3(a)(i) and Section 2.4(b). Purchaser and Seller hereby agree to, and to cause their respective Affiliates to, provide notice to one another of any such offset, issuance of credit or reimbursement for which such party or its Affiliate is entitled to be reimbursed pursuant to this Section 2.6. Payment shall be made promptly following receipt of notice of any such offset by or issuance of a credit to a customer (together with supporting documentation). Following the Closing, Purchaser and Seller shall cooperate to ensure that a customer does not offset returns of any Product against both Seller (or any of its Affiliates) and Purchaser (or any of its Affiliates).

ARTICLE III

CLOSING

Section 3.1     Closing   (a)   The Closing shall take place at the offices of Dentons US LLP, located at 1221 Avenue of the Americas, New York, New York 10020 on the date hereof (the “Closing Date”). The Closing shall be deemed to occur and be effective as of 12:01 a.m. on the Closing Date.

(b)          At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following instruments and documents, in each case, in form and substance reasonably acceptable to Purchaser:

(i)          a receipt for payment of the Purchase Price at Closing;

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(ii)         a certificate of an authorized officer of Seller as to the resolutions adopted by the members, board of managers or similar governing body of Seller relating to the transactions contemplated hereby;

(iii)        executed copies of the Required Third Party Consents;

(iv)        assignments of Assumed Contracts duly executed by the Seller;

(v)         Bill of Sale and all other Ancillary Agreements, duly executed by an authorized officer of the Seller;

(vi)        copies of the Purchased Documents, provided that the Purchased Documents may be delivered in accordance with Section 6.4(c);

(vii)       a calculation of Seller's good faith estimate of the Kowa Royalty that would be payable by Seller under the terms of the AG Agreement, with respect to the portion of the 2016 calendar year occurring prior to the Closing Date (the "2016 Seller Royalty"), together with documentation supporting such calculation, all in form and substance reasonably acceptable to Purchaser (the "Closing Royalty Report");

(viii)      the [***] Amendment, duly executed by [***] and the Seller; and

(ix)         any federal, state, local or foreign Tax forms, certificates, instruments or other documents reasonably requested by Purchaser or otherwise required to be provided by Seller in connection with the consummation of the transactions contemplated by this Agreement.

(c)          At the Closing, Purchaser shall deliver or cause to be delivered to Seller, the following: (x) the Purchase Price, as and to the extent provided in Section 2.5(a)(i)(B), and (y) the following instruments and documents, in each case, in form and substance reasonably acceptable to Seller:

(i)          assignments of Assumed Contracts duly executed by Purchaser;

(ii)         the Bill of Sale and other Ancillary Agreements and all other instruments appropriate to evidence Purchaser’s assumption of the Assumed Liabilities, duly executed by an authorized officer of the Purchaser; and

(iii)        certificate of an authorized officer of Purchaser as to the resolutions adopted by the Boards of Directors of Purchaser relating to the transactions contemplated hereby.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the section of the disclosure schedules attached hereto that relates to such Section of this Agreement (the “Seller Disclosure Schedules”), the Seller hereby make the representations and warranties contained in this Article IV to Purchaser.

Section 4.1     Organization. Seller is (i) a limited liability company duly organized, validly existing and in good standing under the Laws of Florida and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary under applicable Laws or where the Exploitation of the Products requires such qualification, except where the failure to be so qualified would not reasonably be expected to be material to the Business, Purchased Assets or the Products, taken as a whole. Seller has no Subsidiaries.

Section 4.2      Authority; Binding Effect     (a)   Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby and perform its obligations hereunder. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability action on behalf of Seller.

(b)          This Agreement and each Ancillary Agreement has been duly executed and delivered by Seller and, assuming the valid execution and delivery by Purchaser, constitutes a valid and binding obligation of Seller, in each case enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law) (the “Bankruptcy and Equity Exception”).

Section 4.3    No Conflicts; Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the organizational documents of Seller; (ii) subject to obtaining the consents referred to in Schedule 4.3 of the Seller Disclosure Schedules, conflict with, or result in the breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller under, or to a loss of any benefit to which Seller is entitled under, any Assumed Contract; and (iii) assuming compliance with the matters set forth in Sections 4.4 and 5.5, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Seller is subject; except, with respect to clauses (ii) and (iii), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations as would not reasonably be expected to be material to the Business, Purchased Assets or the Products.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 4.4    Governmental Authorization. The execution and delivery of this Agreement and the Ancillary Agreements by Seller do not require any consent or approval of any Governmental Authority, except for the consents or approvals set forth in Schedule 4.4 of the Seller Disclosure Schedules.

Section 4.5     Absence of Material Changes. Except as otherwise contemplated or permitted by this Agreement, from December 15, 2015 to the date of this Agreement:

(a)          there has not been any material adverse effect with respect to the Business, Purchased Assets or the Products, taken as a whole; and

(b)          other than with respect to the transactions contemplated by this Agreement and the exploration of strategic alternatives for the Purchased Assets by Seller, Seller operated the Purchased Assets, in all material respects, in the ordinary course of business.

Section 4.6     No Litigation. No Proceeding by or before any Governmental Authority is pending against or, to the Knowledge of Seller, threatened in writing against Seller with respect to the Purchased Assets that would reasonably be expected to be material to the Business, the Purchased Assets and the Products, taken as a whole, or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the Ancillary Agreements. None of Seller or any of the Purchased Assets are subject to any Governmental Order or arbitration award that is material to the Purchased Assets, taken as a whole, or that imposes any material limitation on the ability of Purchaser to operate the Business as currently conducted.

Section 4.7     Compliance with Laws.

(a)          Since March 1, 2014, except as would not reasonably be expected to be material to the Business, the Purchased Assets or the Products, Seller has operated the Business in material compliance with all Laws applicable to the Purchased Assets, including the FDA Act; and

(b)          Seller directly or indirectly through its contractual arrangements, possesses all Governmental Authorizations necessary for the ongoing operation of the Business and the Purchased Assets as currently conducted; and

(c)          since March 1, 2014, no Governmental Authority has notified Seller in writing that Seller (with respect to the Product, the Purchased Assets or the operation of the Business) is in violation of any applicable Law.

Section 4.8     Product Registrations; Regulatory Compliance.

(a)          Schedule 4.8(a) of the Seller Disclosure Schedules sets forth, a list of all Product Registrations with respect to any of the Products in the Territory, which constitute all material registrations, applications, approvals, licenses or permits granted by any Governmental Authority.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(b)          All of the Products sold under the Product Registrations are, and at all times since March 1, 2014, have been marketed in accordance with applicable Laws, except where the failure to comply therewith would not reasonably be expected to be material to the Business, the Purchased Assets and the Product, taken as a whole.

(c)          Seller is the licensee of the Product Registrations, free and clear of any Liens, other than Permitted Encumbrances.

(d)          To Seller’s Knowledge: (i) the Product Registrations are in full force and effect, (ii) all product fees, establishment fees and other fees invoiced by or payable to any Governmental Authority with respect to any of the Product Registrations for the annual period commencing October 1, 2015, have been paid (other than any branded prescription drug fees) and (iii) there are no Proceedings pending (or to the Seller's knowledge, threatened) which could result in the revocation, cancellation or suspension of any of the Product Registrations.

(e)          No right of reference has been granted by Seller or to Seller’s Knowledge, the respective owners of the Product Registration to any Person with respect to any of Product Registrations.

(f)          To the Knowledge of Seller, there are no pending requirements to conduct any Phase IV or other clinical studies with respect to any Product in the United States for any approved indication.

(g)          Neither Seller nor to Seller’s Knowledge any of Seller’s contractors has (nor, to the Knowledge of Seller, has any other Person) at any time since March 1, 2014: (i) received or been subject to a warning letter, untitled letter, Form FDA 483, or any other similar Governmental Authority notice or action relating to any Product; (ii) been subject to any Governmental Authority detention, seizure, injunction, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order, target or no-target letter, or other investigation relating to any Product; or (iii) initiated or been subject to any product recall, market withdrawal, stock replacement or post-sale warning relating to any Product.

Section 4.9     Intellectual Property.

(a)          Schedule 4.9(a)(i) – (iii) of the Seller Disclosure Schedules set forth a true and correct list of all (i) Patent Rights, (ii) applications and registrations for Trademarks, and (iii) applications and registrations for Copyrights, in each case to the extent owned by Seller and used solely in connection with the Exploitation of Products (“Owned Intellectual Property”).

(b)          With respect to the Intellectual Property:

(i)          there is no action or proceeding pending, nor any notice of any objection or claim (other than objections or claims that have been previously resolved) asserted against Seller in writing or, to the Knowledge of Seller, threatened by any Person, with respect to or challenging, the ownership, validity or enforceability of any Owned Intellectual Property (or, to the Knowledge of Seller, any Intellectual Property licensed to Seller pursuant to an Assumed Contract (“Licensed Intellectual Property”));

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(ii)         the Owned Intellectual Property and the rights of Seller to any Licensed Intellectual Property are free and clear of any Liens, other than Permitted Encumbrances; and

(iii)        none of the Owned Intellectual Property (nor, to the Knowledge of Seller, the rights of Seller to any Licensed Intellectual Property) is the subject of (A) any pending (or, to the Knowledge of Seller, threatened) material adverse claim, judgment, injunction, order, decree or agreement restricting (1) its use in connection with any Product or (2) assignment thereof by Seller as contemplated hereunder, or (B) any other pending (or, to the Knowledge of Seller, threatened) material litigation or claim of infringement.

(c)          Except for the rights and assets set forth on Schedule 4.9(c) of the Seller Disclosure Schedules, the (i) Owned Intellectual Property, (ii) the rights of Seller to Licensed Intellectual Property under the Assumed Contracts and (iii) any Intellectual Property with respect to the Seller or Product identifiers, names or marks, collectively, include all of the Intellectual Property used by Seller to Exploit the Products as of the date of this Agreement in all material respects.

(d)          To the Knowledge of Seller, the Exploitation of Seller’s Products in the manner in which such Products are Exploited as of the date hereof, does not infringe, misappropriate or otherwise violate any Intellectual Property or proprietary right of any Person.

(e)          Seller has not granted any license, option or other rights with respect to any of its Owned Intellectual Property or, solely with respect to Seller’s Products, any rights of Seller to any Licensed Intellectual Property to any other Person, in each case to the extent such license, option or other rights is material to the Exploitation of the Products.

Section 4.10   Assets.

(a)          Seller owns or has the legal right to use all of its Purchased Assets. Seller has good and marketable title to all its Purchased Assets, free of Liens, except for Permitted Encumbrances.

(b)          Except for the rights and assets set forth on Schedule 4.10 of the Seller Disclosure Schedules, the Purchased Assets constitute all of the assets and rights of Seller used or held for use by Seller in the Exploitation of the Products.

Section 4.11   Taxes.

(a)          Seller has duly and timely filed, including extensions (or caused to be filed) with the appropriate Taxing Authorities all Tax Returns relating to its Purchased Assets required to be filed. No claim has ever been made in writing by a Taxing Authority in any jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction as a result of its operation, ownership or use of Purchased Assets.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(b)          Seller has paid (or caused to be paid) all Taxes relating to its Purchased Assets due and payable (whether or not shown on any Tax Return) on or prior to the Closing Date. Seller has withheld or collected (or caused to be withheld or collected) all Taxes relating to its Purchased Assets required to be withheld or collected.

(c)          There are no Liens for Taxes nor is any Taxing Authority in the process of imposing any Lien on any of Seller’s Purchased Assets, other than for Permitted Encumbrances set forth in clause (ii) of such definition. There exists no claimed or proposed assessment, deficiency or other adjustment for Taxes against Seller which, if not satisfied or resolved, would result in a Lien on the Purchased Assets or in liability of Purchaser or its Affiliates as a transferee of or successor to Seller’s Purchased Assets.

(d)          Seller has not waived any statute of limitations, agreed to any extension of time, or entered into any written agreement in respect of Taxes the nonpayment or underpayment of which would result in a Lien on its Purchased Assets that would survive the Closing Date or in Liability of Purchaser or its Affiliates as a transferee of or successor to such Purchased Assets.

Section 4.12   Contracts.

(a)          Schedule 2.1(a) of the Seller Disclosure Schedules sets forth, as of the date of this Agreement, a true, correct and complete list of all of the Assumed Contracts (including all amendments or modifications thereto), to which Seller is a party or by which any of its Purchased Assets are bound.

(b)          Seller has delivered to Purchaser true, complete and correct copies of all Assumed Contracts including any and all amendments, supplements or modifications thereto, or detailed descriptions of any oral Assumed Contracts, to which it is a party. Each such Assumed Contract is a legal, valid and binding obligation enforceable against Seller and, to the Knowledge of Seller, the other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception. Neither Seller nor, to the Knowledge of Seller, any other party thereto (i) is in breach or violation of, or default under, or has delivered a notice of termination of, any such Assumed Contract and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a breach or default of any such Assumed Contract, (ii) has delivered a written notice to terminate or to cancel any such Assumed Contract. Except for the Assumed Contracts, Seller is not a party to or bound by any Contract that is presently used or held for use with respect to the Business or the Purchased Assets or that is material to the operation of the Business as currently conducted.

Section 4.13   Brokers. Except for [***], whose fees shall be paid at Closing by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the section of the disclosure schedules attached hereto that relates to such Section of this Agreement (the “Purchaser Disclosure Schedules”), Purchaser hereby represents and warrants to each Seller as follows:

Section 5.1    Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

Section 5.2    Corporate Authorization. No vote of holders of capital stock of Purchaser or any of its Affiliates is necessary to approve this Agreement or the transactions contemplated by this Agreement.  Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement and each such Ancillary Agreement, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly authorized by all requisite or other legal entity action on the part of Purchaser.

Section 5.3    Binding Effect. This Agreement and each Ancillary Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms subject to the Bankruptcy and Equity Exception.

Section 5.4    No Conflict; Consents. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser; (ii) result in a breach of, or default under, or right to accelerate with respect to, any term or provision of any Contract to which Purchaser or any of its Affiliates is a party or is subject; (iii) assuming compliance with the matters set forth in Sections 4.4 and 5.5, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject; or (iv) require any consents, waivers, authorizations or approvals of, filings with, any Persons which have not been obtained by Purchaser (other than as contemplated by Section 5.5).

Section 5.5    Governmental Authorization. The execution and delivery of this Agreement by Purchaser do not and will not require any material consent or approval of or any filing with any Governmental Authority, except for the consents, approvals or filings set forth in Schedule 5.5 of the Purchaser Disclosure Schedules.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 5.6     Compliance with Laws.

(a)          The businesses of each of Purchaser and its Subsidiaries are being conducted in compliance in all material respects with applicable Laws. No material audit or, to the knowledge of Purchaser, investigation, or review by any Governmental Authority with respect to Purchaser or any of its Subsidiaries is pending or, to the knowledge of Purchaser, threatened, nor has any Governmental Authority indicated an intention to conduct the same.

(b)          Purchaser and each of its Subsidiaries has obtained and is in compliance with all Licenses necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as presently conducted in all material respects and all such Licenses are in full force and effect in all material respects. No material default under, or material violation of, any material License has occurred. To Purchaser’s knowledge there is not currently threatened any revocation, adverse modification or cancellation of any material License.

Section 5.7    Litigation. There is no material action, order, writ, injunction, judgment or decree outstanding, or Proceeding, labor dispute (other than routine grievance procedures or routine, uncontested claims for benefits under any benefit plans for any officers, employees or agents of Purchaser), arbitration, investigation or reported claim, pending or, to the knowledge of Purchaser, threatened, before any court, Governmental Authority or arbitrator, which seeks to delay or prevent the consummation of the transactions contemplated by this Agreement or would, if successful, materially and adversely affect the Business or the Purchased Assets or ability of Purchaser to consummate the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.1    Insurance. From and after the Closing Date through the end of the Transition Period, Seller shall maintain all of its insurance policies as in effect on the date hereof. The coverage under all such Seller’s insurance policies, including as they may relate to the Purchased Assets, shall continue in force only for the benefit of Seller and not for the benefit of Purchaser or any of its Affiliates. Purchaser agrees to arrange for its own insurance policies with respect to the Purchased Assets covering all periods and agrees not to seek, through any means, to benefit from any of Seller’s insurance policies that may provide coverage for claims relating in any way to the Purchased Assets prior to the Closing.

Section 6.2     Filings.

Promptly after the Closing and in any event within thirty (30) calendar days after the Closing, Sellers and Purchaser shall make all appropriate filings and submissions with Governmental Authorities, including the Centers for Medicare & Medicaid Services (“CMS”) and the FDA to the extent, if any, required to transfer all regulatory responsibilities of Seller for each Product, excluding all Retained Liabilities and except as contemplated hereby, from Seller to Purchaser. All such filings and submissions shall be in form and substance reasonably acceptable to Seller and Purchaser.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 6.3     Confidentiality. From and after the Closing:

(a)          The Confidentiality Agreement will terminate without further action by the parties thereto.

(b)          Seller shall treat as confidential, shall not use and shall safeguard any and all information, knowledge and data included in the Purchased Assets by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Seller or its Affiliates used with respect thereto prior to the execution of this Agreement.

(c)          Purchaser shall treat as confidential and shall safeguard any and all information, knowledge or data included in any information relating to the business of Seller, other than the Products, the Purchased Assets or the Assumed Liabilities, and except as otherwise agreed to by Seller in writing; provided, however, that nothing in this Section 6.3(c) shall prevent the disclosure of any such information, knowledge or data to any agents, advisors, directors, officers or employees of Purchaser to whom such disclosure is necessary or desirable in the conduct of Purchaser’s business if such Persons are informed by Purchaser of the confidential nature of such information and are directed by Purchaser to comply with the provisions of this Section 6.3(c).

(d)          Purchaser and Seller acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of the Party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than a party owing a duty of confidentiality so long as such source is not reasonably known by such Party to be bound by a confidentiality agreement with or other obligations of secrecy to the other Party.

(e)          In the event of a breach of the obligations hereunder by Purchaser or Seller, the non-breaching party, in addition to all other available remedies, will be entitled to injunctive relief to enforce the provisions of this Section 6.3 in any court of competent jurisdiction.

Section 6.4     Procedures; Transition of Business; Inventory.

(a)          From and after the Closing, Purchaser agrees that it will not take any action (i) with the intent to encourage, through the offering of incentives or changes in the return, rebate or chargeback policies or practices of the Business or otherwise (other than in the ordinary course of business consistent with the past practice of the Business prior to Closing), customers to return any Product shipped by Seller or any of its Affiliates prior to the end of the Transition Period, or to initiate any chargeback, rebate or similar request in respect of such Product, except as required by applicable Law, or (ii) that would reasonably be expected to adversely affect Seller’s obligations to make rebate payments to, or entitlements to refunds for overpayments from (including in each case the amount thereof), CMS for Products shipped prior to the end of the Transition Period.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(b)          Promptly after the Closing Date, the Parties shall notify all customers of the Business in writing, in a form agreed by the Parties prior to the date hereof, (i) of the transfer of the Purchased Assets to Purchaser including related transitional matters and (ii) that all purchase orders for the Products received by the Seller prior to the Closing Date but not filled as of such date will be filled in the ordinary course provided that Seller and Purchaser shall cooperate with each other to ensure that such purchase orders as well as any additional purchase orders received between the Closing Date and the end of the Transition Period are filled in accordance with the provisions of Sections 6.4(e) and 6.4(k). All purchase orders for the Product received by Seller after the end of the Transition Period shall be forwarded by Seller to Purchaser or Purchaser’s distributor at the address to be provided by Purchaser prior to the end of the Transition Period and will be fulfilled by or on behalf of Purchaser.

(c)          On or as promptly as reasonably practicable after the Closing Date, Seller shall (i) transfer (or implement arrangements reasonably satisfactory to Purchaser for the transfer and delivery of physical possession of) all tangible assets included in the Purchased Assets to the Purchaser or its designated representatives, and (ii) upon reasonable request of the Purchaser, notify all of its agents that hold files or other tangible material included in the Purchased Assets that, effective as of the Closing, the Purchaser owns such Purchased Assets, with directions to transfer such Purchased Assets to Purchaser in accordance with the Purchaser’s reasonable instructions. Purchaser shall pay for any costs or expenses associated with the delivery of the Purchased Assets to Purchaser or any of its designees. Notwithstanding the foregoing, to the extent the following are included in the Purchased Assets and are not delivered at the Closing, Seller shall deliver and cause its Subsidiaries to deliver all of the Purchased Documents (in electronic and non-electronic form) to Purchaser no later than 60 calendar days after the Closing Date; provided that Seller shall only have an obligation to deliver such books, records and files that, to Seller’s Knowledge, are in the possession or control of Seller.

(d)          Following the Closing, the parties agree to use commercially reasonable efforts to transition the Business to the Purchaser. In this regard, Seller shall remove its Products from the DailyMed website as soon as reasonably practicable following the expiration of the last to expire lot of Products sold under Seller’s NDC Number.

(e)          Immediately following the Closing and until the earlier of (x) April 30, 2016 and (y) the date specified in a written notice from Purchaser to Seller that it will be able to commence commercial sales of the Products using its own NDC Number (the period from the Closing Date until the earlier of (x) and (y), the “Transition Period”), Seller shall act as a distributor for Purchaser, and direct each of its distributors to:

(i)          continue to sell the Inventories bearing Seller’s NDC Numbers, and Seller’s existing packaging materials and to otherwise operate under the applicable Excluded Contracts, in each case in the ordinary course of business until the earlier of the expiration of the Transition Period or the exhaustion of all Inventories on-hand with Seller or its contractors (it being acknowledged that the Seller undertakes no obligation to acquire additional Inventories and such sales by Seller may be on terms and prices determined by Seller in its discretion); and

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(ii)         continue to (1) process purchase orders and ship Inventories, (2) process returns of Inventories, (3) process rebates and chargebacks relating to Inventories, each in the ordinary course of business and (4) delivery a copy of any ordinary course reports provided to Seller regarding the foregoing to Seller and Purchaser.

Notwithstanding the foregoing, in the event Purchaser has not received a supply of finished goods of one or more Products by the scheduled termination of the Transition Period, it shall have the unilateral right, in its sole discretion, to extend the Transition Period by thirty (30) calendar days, which period shall be deemed to be part of the "Transition Period" for purposes of this Agreement. Promptly following the end of the Transition Period, Seller shall follow the reasonable directions of the Purchaser with respect to the destruction or return to Purchaser of any remaining Inventory on hand with Seller.

(f)          From and after the Closing Date, Seller shall remit to Purchaser or instruct its distributors to remit to Purchaser, as applicable, in accordance with the wire instructions provided to Seller prior to the date hereof and no later than thirty (30) days following the end of each calendar month, a fee equal to the amount per unit of Inventory sold set forth on Schedule 6.4(f), which shall be used by the Purchaser to pay the Kowa Royalty. The balance of any proceeds from the sale of Inventory during the Transition Period shall be retained by Seller in consideration of the services rendered by it to Purchaser under this Section 6.4. Seller shall not terminate the Excluded Contracts with its distributors with respect to the Products with an effective date prior to the end of the Transition Period (as such may be extended in accordance with the terms hereof).

(g)          No later than five (5) Business Days following the last day of the Transition Period, Seller shall provide Purchaser with an inventory report from each of its top three distributors setting forth the Inventory of each Product on hand as of the last day of the Transition Period (together, the "Transition Period Report"). No later than five (5) Business Days after Purchaser's receipt of the complete Transition Period Report, Purchaser shall deliver to Seller its calculation of the "Additional Payment," which shall be calculated as [***] and paid in accordance with Section 2.5(a)(ii) above.

(h)          Seller shall pay the Pre-Closing Royalty as and when due pursuant to the terms of the AG Agreement.

(i)          From and after the Closing Date, Seller shall timely provide Purchaser with sales reports and such other information relating to Products bearing Seller's NDC Number as may be necessary to permit Purchaser to pay the Kowa Royalty in accordance with the terms thereof. In furtherance thereof, the Parties agree as follows:

(i)          On April 1, 2016, Seller shall deliver to Purchaser its estimation of the Kowa Royalty payable for the calendar quarter ended March 31, 2016, which shall be consistent in form and substance with the reports Seller shall have historically provided to Kowa (the "Q1 Estimated Report"). Purchaser shall review and forward the Q1 Estimated Report to Kowa in a timely manner.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(ii)         On May 15, 2016, Seller shall deliver to Purchaser its calculation of the actual Kowa Royalty for the calendar quarter ended March 31, 2016 based on sales of the Products during the Transition Period, which shall be provided together with documentation evidencing actual chargebacks, returns, Medicaid rebates and all other payments in respect of programs sponsored by applicable Governmental Authorities in the Territory during the period from January 1, 2016 (to the extent not previously taken into consideration in calculating any Kowa Royalty payment) through May 15, 2016, which shall be consistent in form and substance with the reports Seller shall have historically provided to Kowa (the "Q1 Final Report"). Purchaser shall review and forward the Q1 Final Report to Kowa in a timely manner. The amount of all chargebacks, returns, Medicaid rebates and all other payments in respect of programs sponsored by applicable Governmental Authorities in the Territory set forth in the Q1 Final Report shall be allocated between the Parties, based on the sales of the Product that occurred on or after January 1, 2016 and prior to the Closing Date, which shall be for the Seller's account and the sales of the Product on or after the Closing Date, which shall be for the Buyer's account. If as a result of such allocation the amount of the 2016 Seller Royalty was (A) less than the amount of the Kowa Royalty that should have been set forth in the Closing Royalty Report taking in to consideration such allocation, then Seller shall promptly remit such difference to Purchaser or (B) greater than the amount of the Kowa Royalty that should have been set forth in the Closing Royalty Report taking in to consideration such allocation, then Purchaser shall promptly remit such difference to Seller. In addition, following such allocation, if the Kowa Royalty resulting from the actual amount of Net Sales (calculated pursuant to the AG Agreement) (less the sales attributable to the period prior to Closing) set forth in the Q1 Final Report is (x) greater than the sum of the payments made by Seller to Purchaser in respect of such calendar quarter pursuant to Section 6.4(f) above, then Seller shall promptly remit such amount to Purchaser or (y) less than the sum of the payments made by Seller to Purchaser in respect of such calendar quarter pursuant to Section 6.4(f) above, then Purchaser shall promptly remit such amount to Seller.

(iii)        On July 1, 2016, Seller shall deliver to Purchaser its estimation of the Kowa Royalty payable for the calendar quarter ended June 30, 2016, which shall be consistent in form and substance with the reports Seller shall have historically provided to Kowa (the "Q2 Estimated Report"). Purchaser shall review and forward the Q2 Estimated Report to Kowa in a timely manner.

(iv)        On August 15, 2016, Seller shall deliver to Purchaser its calculation of the actual Kowa Royalty for the calendar quarter ended June 30, 2016 based on sales of the Products during the Transition Period, which shall be provided together with documentation evidencing actual chargebacks, returns, Medicaid rebates and all other payments in respect of programs sponsored by applicable Governmental Authorities in the Territory during the period from April 1, 2016 (to the extent not previously taken into consideration in calculating any Kowa Royalty payment) through August 15, 2016, which shall be consistent in form and substance with the reports Seller shall have historically provided to Kowa (the "Q2 Final Report"). Purchaser shall review and forward the Q2 Final Report to Kowa in a timely manner. If the Kowa Royalty resulting from the actual amount of Net Sales (calculated pursuant to the AG Agreement) set forth in the Q2 Final Report is (x) greater than the sum of the payments made by Seller to Purchaser in respect of such calendar quarter pursuant to Section 6.4(f) above, then Seller shall promptly remit such amount to Purchaser or (y) less than the sum of the payments made by Seller to Purchaser in respect of such calendar quarter pursuant to Section 6.4(f) above, then Purchaser shall promptly remit such amount to Seller (Net Sales as so determined, the "Final Q2 Sales").

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(v)         On September 15, 2016, Seller shall deliver to Purchaser documentation evidencing actual chargebacks, returns, Medicaid rebates and all other payments in respect of programs sponsored by applicable Governmental Authorities in the Territory during the period from July 1, 2016 (to the extent not previously taken into consideration in calculating any Kowa Royalty payment) through September 15, 2016 (the "September Report"). Purchaser shall review the September Report and, if the Final Q2 Sales, adjusted as reflected in the September Report were (x) greater than the Final Q2 Sales previously reported, then Seller shall promptly remit such amount to Purchaser or (y) less than the Final Q2 Sales previously reported, then Purchaser shall promptly remit such amount to Seller.

(j)          Purchaser shall (i) use reasonable best efforts to obtain its own NDC Number and to enable itself to commence commercial sales of the Products using its own NDC Number (including by causing to be manufactured Product bearing Purchaser’s NDC Number) as promptly as practicable after Closing, (ii) promptly inform Seller in writing upon receipt of its NDC Number and (iii) reasonably cooperate, and cause its Affiliates to reasonably cooperate, with Seller, in providing any information or assistance reasonably requested by Seller in connection with this Section 6.4(j), including any information Purchaser possesses in respect of sales of Inventories as Seller may require to include in any regulatory filings to be made in respect of the Products sold bearing a Seller’s NDC Number.

(k)          No Seller or Affiliate of a Seller shall have any Liability to Purchaser or any of its Affiliates in connection with its provision of services under this Section 6.4, except to the extent caused by a Seller’s fraud or intentional misconduct and except to the extent such Liability constitutes a Retained Liability. Notwithstanding anything in this Agreement to the contrary, any purchase order for Product issued by a customer that is received by Seller prior to the end of the Transition Period with a scheduled delivery date following the end of the Transition Period, including pursuant to an Excluded Contract, shall be deemed to be a Purchased Asset hereunder, and all Liabilities arising under such purchase order shall be deemed to be Assumed Liabilities hereunder; provided, in each case, that Purchaser has received a copy of any such purchase order no later than five (5) calendar days after Seller's receipt thereof.

Section 6.5    Use of Seller NDC Number. For a period not to exceed three (3) months following the end of the Transition Period, Purchaser shall have the right, exercisable by delivering written notice to Seller no less than five (5) Business Days prior to the expiration of the Transition Period, to utilize Seller's NDC Number and the name "H2-Pharma, LLC", together with related trade dress, in connection with its sale of the Products and Seller hereby grants to Purchaser a fully-paid up, non-exclusive, royalty-free, transferable license with respect thereto. In the event Purchaser exercises its right under this Section 6.5, the Parties agree to negotiate in good faith the appropriate terms regarding their respective indemnity obligations with respect to such Products, including in connection with chargebacks, returns, rebates and product liability claims in order to allocate the responsibility therefore to Purchaser.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 6.6     Post-Closing Cooperation.

(a)          Following the Closing, each Party will afford the other Party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and any period commencing before and ending after the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement or any of the Ancillary Agreements, (iii) compliance with the requirements of any Governmental Authority, or (iv) in connection with any actual or threatened action or Proceeding. Further each Party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such Party shall first offer in writing to surrender such books, records and other data to the other Party and such other Party shall not agree in writing to take possession thereof and pay the cost of shipping during the forty-five (45) day period after such offer is made.

(b)          If, in order properly to prepare its Tax returns, other documents or reports required to be filed with Governmental Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a Party be furnished with additional information, documents or records relating to the Business not referred to in paragraph (a) above, and such information, documents or records are in the possession or control of the other Party, such other Party shall use its commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense. Any information obtained by such Party in accordance with this paragraph shall be held confidential by such Party.

(c)          Notwithstanding anything to the contrary contained in this Section 6.6, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with this Section 6.6 shall not operate as a waiver to any otherwise applicable rules relating to discovery in such proceeding.

Section 6.7     Correspondence. Seller authorizes Purchaser on and after the Closing Date to receive and open all mail and other communications received by Purchaser relating to the Purchased Assets and to deal with the contents of such communications in good faith and in a proper manner. Seller shall use commercially reasonable efforts to promptly deliver, or cause to be delivered, to Purchaser any mail or other communications received by Seller from any Person (including the FDA) related to the Purchased Assets (including any mail or other communications in respect of the Products, the subject matter of this Agreement and the Ancillary Agreements).

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

ARTICLE VII

NON-COMPETE

For a period of three (3) years from Closing Date, Seller shall not, directly or indirectly through any Subsidiary, market or sell, or license to any other party the right to market or sell, the Products, or any “AB-rated” generic thereof, in the Territory (a “Competing Business”); provided that, notwithstanding the foregoing, Seller shall not be restricted from:

(a)          collectively owning less than five percent (5%) of any class of securities of any publicly traded company conducting a Competing Business if such securities are held as a passive investment; or

(b)          acquiring one or more Persons or businesses that include within its business a Competing Business, so long as (1) the Competing Business comprises no more than 25% of the acquired business and (2) Seller completes the sale of the Competing Business within six months of the acquisition; provided, however, that if such sale is subject to regulatory approval, then such six-month period shall be extended until five Business Days after all regulatory approvals have been received, but only to the extent that the parties to such sale are using commercially reasonable efforts to obtain any such approvals.

ARTICLE VIII

INDEMNIFICATION

Section 8.1     Indemnification by Seller. Subject to the provisions of this Article VIII, from and after the Closing, the Seller agrees to defend, indemnify and hold harmless Purchaser and its Affiliates, and, if applicable, their respective directors, officers, agents, employees, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any Losses to the extent arising out of or related to:

(a)          any breach of any representation or warranty of Seller contained in this Agreement or any Ancillary Agreement;

(b)          any failure of Seller to perform or any breach by Seller of any of its covenants or agreements contained in this Agreement or any Ancillary Agreement; or

(c)          any Retained Liability.

Section 8.2    Indemnification by Purchaser. Subject to the provisions of this Article VIII, from and after the Closing Purchaser agrees to defend, indemnify and hold harmless Seller and its Affiliates, and, if applicable, their respective directors, officers, agents, employees, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent arising out of or related to:

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(a)          any breach of any representation or warranty of Purchaser contained in this Agreement or any Ancillary Agreement;

(b)          any failure to perform or breach by Purchaser of any of its covenants or agreements in this Agreement or any Ancillary Agreement; or

(c)          any Assumed Liability, including those arising out of the Exploitation, development, manufacture, supply, marketing or distribution of the Products following the Closing Date.

Section 8.3    Notice of Direct Claims.   If any of the Persons to be indemnified under this Article VIII (the “Indemnified Party”) has suffered or incurred any Loss subject to indemnification under this Article VIII that does not involve a Third Party Claim, the Indemnified Party shall so notify the Party responsible for providing indemnification therefor under this Agreement (the “Indemnifying Party”) promptly in a writing describing such Loss, the basis for indemnification hereunder, the amount or estimated amount of such Loss, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred (an “Indemnity Notice”). A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 8.3 shall not limit the obligation of the Indemnifying Party under this Article VIII, except (i) to the extent such Indemnifying Party is materially prejudiced thereby or (ii) as provided by Section 8.5. In the event that the Indemnifying Party agrees to or is determined to have an obligation to reimburse the Indemnified Party for Losses as provided in this Article VIII, the Indemnifying Party shall, subject to the provisions of Section 8.6, promptly (but, in any event, within 30 calendar days) pay such amount to the Indemnified Party by wire transfer of immediately available funds to the account specified in writing by the Indemnified Party. The Indemnifying Party may defer making such payment if it objects in a written statement to the claim made in an Indemnity Notice and delivers such statement to the Indemnifying Party prior to the expiration of such 30- calendar day period, provided that an Indemnifying Party’s failure to object within such 30- calendar day period to any claim set forth in an Indemnity Notice shall not be deemed to be the Indemnifying Party’s acceptance of, or waiver of any objections to, such claim. If an Indemnifying Party shall so object in writing to any claim or claims made in any Indemnity Notice, the Indemnifying Party and the Indemnified Party shall attempt in good faith for a period of 20 calendar days following the Indemnified Party’s receipt of such objection notice to agree upon the respective rights of the parties with respect to each of such claims. If no such agreement can be reached after such 20- calendar day period of good faith negotiation, either the Indemnifying Party or the Indemnified Party may initiate a Proceeding for purposes of having the matter settled in accordance with the terms of this Agreement.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 8.4     Third Party Claims.

(a)          If any Proceeding is instituted by or against a third party with respect to which the Indemnified Party intends to seek indemnity under this Article VIII (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim and tender to the Indemnifying Party the conduct or defense of such Third Party Claim. A failure by the Indemnified Party to give notice and to tender the conduct or defense of the Third Party Claim in a timely manner pursuant to this Section 8.4 shall not limit the obligation of the Indemnifying Party under this Article VIII, except (i) to the extent such Indemnifying Party is materially prejudiced thereby or (ii) as provided by Section 8.5

(b)          The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim as provided herein. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Loss under this Article VIII), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, in all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 8.4(b), provided, however, that the Indemnifying Party shall keep the Indemnified Party reasonably advised of the status of such claim and defense thereof and shall consider in good faith recommendations made by the Indemnified Party with respect thereto. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; however, neither Party shall enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the Third Party Claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any admission of liability by or other obligation on the part of the Indemnified Party or sanction or restriction upon the conduct or operation of any business by the Indemnified Party or its Affiliates. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.4(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation provided, however, that if the Indemnifying Party assumes control of the defense of such claim and the Indemnifying Party and the Indemnified Party have materially conflicting interests or different defenses available with respect to such claim that cause the Indemnified Party to hire its own separate counsel with respect to such proceeding, the reasonable fees and expenses of a single counsel to all Indemnified Parties shall be considered “Losses” for purposes of this Agreement.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(c)          If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.4(b) within thirty (30) days after receipt of any Claim Notice, then the Indemnified Party shall defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party, in all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.4(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, if at any time the Indemnifying Party acknowledges in writing that such Third Party Claim is an indemnifiable Loss under this Article VIII, the Indemnifying Party shall be entitled to assume the defense of such Third Party Claim in accordance with Section 8.4(b).

(d)          If requested by the Party controlling the defense if a Third Party Claim, the other Party agrees to cooperate with the controlling Party and its counsel in contesting any Third Party Claim being contested, including providing access to documents, records and information; provided that all out-of-pocket costs reasonably incurred by it in connection with such cooperation shall be paid by the controlling Party. In addition, the Party that is not controlling the defense will make its personnel available at no cost to the Indemnifying Party for conferences, discovery, proceedings, hearings, trials or appeals as may be reasonably required by the Indemnifying Party. The Party not controlling the defense also agrees to cooperate with the controlling Party and its counsel in the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person and executing powers of attorney to the extent necessary.

Section 8.5    Expiration. Each Party’s obligation to indemnify any Indemnified Party under this Article VIII shall expire and terminate on the following dates, unless a claim therefor is asserted in writing in accordance with the terms of this Agreement prior to the applicable survival date, failing which such claim shall be waived and extinguished: the date that is (i) thirty (30) days after the statute of limitations with respect to any claim for indemnification based on a breach of Sections 4.1, 4.2, 4.7, 4.10(a), 4.11, 4.13, 5.1, 5.2 or 5.3 (“Fundamental Representations”) or (ii) twelve (12) months from the Closing Date, in the case of any other claim for indemnification based on the representations or warranties of the other Party contained in this Agreement. In addition, none of the covenants or agreements contained in this Agreement shall survive the Closing other than those that by their terms expressly contemplate performance after the Closing Date and such surviving covenants and agreements shall survive the Closing until fully performed.

Section 8.6     Limitations on Indemnification.

(a)          De Minimis. Notwithstanding any other provision of this Agreement to the contrary, except for claims arising out a breach of a Fundamental Representation, no Indemnifying Party shall be required to indemnify, defend or hold harmless any Indemnified Party pursuant to Sections 8.1(a) or 8.2(a) against, or reimburse any Indemnified Party for, any Losses with respect to any individual claims (or series of related claims) unless such claim (or series of claims) involves Losses in excess of $[***] (nor shall such item be applied to or considered for purposes of calculating the Indemnity Threshold).

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(b)          Threshold. Except for claims arising out a breach of a Fundamental Representation, no Indemnifying Party shall be liable with respect to claims to provide indemnification pursuant to Sections 8.1(a) or 8.2(a) for any Losses suffered by any Indemnified Party unless the aggregate of all Losses suffered by the Indemnified Parties under such claim exceeds, on a cumulative basis, an amount equal to $[***] (the “Indemnity Threshold”), and then an Indemnifying Party shall be liable to provide indemnification to the extent of all such Losses.

(c)          Cap. Except for claims arising out a breach of a Fundamental Representation, in no event shall any Indemnified Party be liable to provide indemnification pursuant to Article VIII for Losses in the aggregate in excess of an amount equal to [***] (the “Cap”), other than with respect to claims for indemnification for Losses directly arising out of the breach of a Fundamental Representation, fraud or intentional misconduct of an Indemnifying Party in respect of a provision of this Agreement, in which event such Indemnifying Party shall not be liable for Losses in excess of an aggregate amount equal to (i) the portion of the Purchase Price actually received by the Seller, in the case of an Indemnifying Party that is Seller and (ii) the Purchase Price, in the case of Purchaser.

(d)          Adjustment to Purchase Price. Seller and Purchaser agree to treat all payments made either to or for the benefit of the other Party under this Agreement as adjustments to the Purchase Price for Tax purposes to the extent permitted under applicable Tax Law.

Section 8.7    Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VIII, the Indemnified Party shall promptly remit to the Indemnifying Party the amount received from the third party in respect thereof, net of all costs associated with the recovery thereof.

Section 8.8    Subrogation. If the Indemnifying Party makes any payment on any claim pursuant to Section 8.1 or Section 8.2, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim. Without limiting the generality or effect of any other provision hereof, each Indemnified Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation rights detailed herein and otherwise cooperate in the prosecution of such claims.

Section 8.9    Sole Remedy/Waiver. Should the Closing occur, the remedies provided for in this Article VIII shall be the sole and exclusive remedies of any Indemnified Party in respect of this Agreement, the Ancillary Agreements, the Purchased Assets, the Products, the Excluded Assets, the Assumed Liabilities, the Retained Liabilities or the transactions contemplated hereby or by the Ancillary Agreements, other than (i) for actions for specific performance or other equitable remedies or (ii) for claims against a Party directly arising out of the fraud or intentional misconduct of such Party in respect of a provision of this Agreement. In furtherance of the foregoing, each Party hereby waives (on behalf of itself and the relevant Indemnified Parties) any provision of applicable Law to the extent that it would limit or restrict the agreement contained in this Section 8.9, and each Party hereby waives (on behalf of itself and the relevant Indemnified Parties) for periods following the Closing any and all other rights, claims or causes of action it or its Affiliates or relevant Indemnified Parties may have against the other Party or its Affiliates or Representatives now or in the future arising under or based upon this Agreement, any Ancillary Agreement, any document or certificate delivered in connection herewith. IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES ARISING OUT OF ANY BREACH OF THE PROVISIONS OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, EXCEPT IN THE CASE OF FRAUD OR WILLFUL MISCONDUCT OR TO THE EXTENT PAYABLE TO A THIRD PARTY.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

ARTICLE IX

MISCELLANEOUS

Section 9.1     Notices.

(a)          All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted (except if not a Business Day then the next Business Day) via (with transmission confirmed), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address or facsimile number set forth below, unless another address or facsimile number has been previously specified in writing by such Party:

To Seller:

H2-Pharma, LLC
2010 Berry Chase Place
Montgomery, AL 36117
Telephone: [Tel. number]
Facsimile: [Fax number]
Attn: President

to Purchaser:

ANI Pharmaceuticals, Inc.
510 Main Street West
Baudette, MN 56623
Telephone: [Tel. number]
Facsimile: [Fax number]
Attn: Arthur Przybyl

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

with a copy to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Telephone: [Tel. number]
Facsimile: [Fax number]
Attn: Paul A. Gajer

(b)          This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No Party hereto or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense. This Agreement is not binding unless and until signature pages are executed and delivered by each of the Purchaser, Sellers and the Seller Representative.

Section 9.2     Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Sellers, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.3     Assignment. No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties hereto; except that no such consent shall be required in connection with (a) the sale of all or substantially all of the assets of the Purchaser in one or a series of related transactions or (b) Purchaser's assignment of this Agreement to any Affiliate of the Purchaser, provided that such assignment shall not relieve the Purchaser of any of its obligations hereunder.

Section 9.4     Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) and the Ancillary Agreements contain the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 9.5     Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Sellers, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement, provided, that (i) the provisions of Article VIII shall inure to the benefit of the Indemnified Parties and (ii) the provisions of Section 9.14(b) shall inure to the benefit of the Persons referenced therein.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 9.6    Public Disclosure. Notwithstanding anything herein to the contrary, each of the Parties to this Agreement hereby agrees with the other Parties hereto that, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of each stock exchange upon which the securities of one of the Parties is listed, if any, no press release or similar public announcement or communication shall be made or caused to be made concerning the execution or performance of this Agreement unless the Parties shall have consulted in advance with respect thereto. The parties agree that except as set forth above, any press release shall be agreed upon prior to its publication.

Section 9.7    Expenses; Transfer Taxes. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses. Notwithstanding the foregoing, all Transfer Taxes, if any, shall be shared equally by Seller and Purchaser.

Section 9.8     Schedules. The disclosure of any matter in any Schedule to this Agreement, as may be amended or supplemented prior to the Closing, shall be deemed to be a disclosure with respect to any other section or subsection of this Agreement with respect to which its relevance is reasonably apparent on its face for all purposes of this Agreement, but shall expressly not be deemed to constitute an admission by a Seller or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

Section 9.9      Governing Law; Jurisdiction.

(a)          This Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the transactions contemplated hereby (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement), shall be exclusively governed by, and construed in accordance with, the laws of the State of Delaware regardless of Laws that might otherwise govern under any applicable conflict of laws principles.

(b)          Any Proceeding based upon, arising out of, or related to this Agreement and its negotiation, execution, performance, non-performance, interpretation, termination, construction or the transactions contemplated hereby shall be heard and determined in the state or federal courts located in Wilmington, Delaware. The Parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum, or lack of jurisdiction to the maintenance of any such Proceeding. The consents to jurisdiction and venue set forth herein shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 9.9 and shall not be deemed to confer rights on any Person other than the Parties hereto. Each Party hereto agrees that the service of process upon such Party in any Proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 9.1. Each of the Parties also agrees that any final, non-appealable judgment against a Party in connection with any Proceeding arising out of or relating to this Agreement shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 9.10  WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY PROCEEDING (whether in contract, in tort, at law or otherwise) BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 9.11   Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic .pdf submission), each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Party, it being understood that both Parties need not sign the same counterpart.

Section 9.12  Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.13  Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 9.14  Specific Performance. Each of the Parties acknowledges that the rights of Purchaser under Article VII of this Agreement are unique and recognizes and affirms that in the event of a breach thereof by Seller, money damages may be inadequate and Purchaser may have no adequate remedy at Law. Accordingly, the Parties agree that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the Seller's obligations under Article VII not only by a Proceeding or Proceedings for damages but also by an Proceeding or Proceedings for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Seller agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any Proceeding for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

Section 9.15  Non-Recourse.

(a)          This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any Party hereto shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities of any Party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith

(b)          The provisions of this Section 9.15 are intended to be for the benefit of, and enforceable by, the directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys and other Representatives of the Parties hereto, and each such Person shall be a third party beneficiary of this Section 9.15.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

H2-PHARMA, LLC

By:
Name:
Title:

ANI PHARMACEUTICALS, INC.

By:
Name:
Title:

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